EXHIBIT 23.1

Deloitte & Touche LLP
Suite 800
1750 Tysons Blvd
McLean, VA 22102-4219 USA

Tel: + 1 703 251 1000
Fax: + 1 703 251 3400

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-138095, 333-153360 and 333-169693 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-138095 on Form S-8 of our reports dated March 27, 2014, relating to the consolidated financial statements of Leidos Holdings, Inc. and subsidiaries and the effectiveness of Leidos Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Leidos Holdings, Inc. for the year ended January 31, 2014.

/s/ Deloitte & Touche

McLean, Virginia March 27, 2014